EXHIBIT 99-1

                    [On California Amplifier letterhead]


FOR IMMEDIATE RELEASE:

     California Amplifier, Inc. Announces Special Shareholder Meeting

OXNARD, CA, February 26, 2004 - California Amplifier, Inc. (Nasdaq: CAMP), a designer, manufacturer and marketer of integrated RF solutions used primarily in satellite television and wireless applications, today announced that it will be holding a special meeting on April 8, 2004 at 10:00 a.m. for
stockholders of record at the close of business on March 8, 2004.   The
meeting will be held at the Radisson/Marriott Hotel, 600 East Esplanade Drive, Oxnard, California 93030.

At the meeting, California Amplifier shareholders will be asked to vote to approve the issuance of approximately 8.3 million shares of California Amplifier common stock to the holders of Vytek Corporation's common stock, preferred stock, warrants and options, in connection with California Amplifier's merger with Vytek.

About California Amplifier, Inc.

California Amplifier designs, manufactures and markets a broad line of integrated microwave equipment used primarily in conjunction with satellite television and terrestrial broadband wireless and video applications. The Company's Satellite business unit designs and markets outdoor reception equipment for the U.S. Direct Broadcast Satellite (DBS) television market as well as a full line of consumer and commercial products for video and data reception. The Wireless Access business unit designs and markets integrated reception and two-way transmission fixed wireless equipment for broadband data and video applications. California Amplifier is an ISO 9001 certified company. For additional information, visit California Amplifier's web site at www.calamp.com.


For more information, contact:
       Crocker Coulson                Rick Vitelle
       Partner                        Chief Financial Officer
       CCG Investor Relations         California Amplifier, Inc.
       (818) 789-0100                 (805) 987-9000, extension 8344
       crocker.coulson@ccgir.com

                                 ####


Additional Information About the Proposed Acquisition of
Vytek Corporation and Where to Find It:

On February 13, 2004, California Amplifier filed with the Securities and Exchange Commission a preliminary registration statement on Form S-4 to register the offer and sale of shares of its common stock in connection with the proposed merger under the Securities Act of 1933, as amended. The preliminary registration statement contains a preliminary proxy statement and other important information and stockholders of Vytek Corporation should carefully read the registration statement and any amendments or supplements thereto before making a decision with respect to the proposed merger. A definitive proxy statement will be sent to stockholders of California Amplifier seeking their approval of the issuance of shares of its common stock in connection with the proposed merger. The proxy statement will contain important information and stockholders of California Amplifier should carefully read the proxy statement before making a decision with respect to the issuance of shares in the proposed merger. The officers and directors of California Amplifier may be deemed to be participants in connection with this solicitation of proxies. Copies of the registration statement and the proxy statement when filed may be obtained without charge at the SEC's website at www.sec.gov.